Exhibit 99.1

FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE
Donald Gould Jr., 727-576-6630 x 140	5-15-2007
Chief Financial Officer http://www.SendTec.com

SendTec’s Search Engine Marketing Revenues Increase 288%

Saint Petersburg, Florida — (BusinessWire) – May 15, 2007 — SendTec, Inc. (OTCBB: SNDN), a multi-channel and Search-Centricsm direct marketing firm, today announced its results of operations for the three months ending March 31, 2007.

Fueled by the continued rapid growth of its Search Engine Marketing (SEM) operations, SendTec generated substantial growth in both revenues and gross profit for the three month period ending March 31, 2007 reaching $9.2 million and $4.6 million, respectively. SendTec’s quarterly gross profit grew by 34.8%, as compared to the three month period ending March 31, 2006. Additionally, SendTec’s quarterly revenue and gross profit grew by 6.0% and 18.9%, respectively, as compared to the three month period ending December 31, 2006. SendTec’s Search Engine Marketing services for the three month period ending March 31, 2007, generated revenue growth of 288%, compared to the three month period ending March 31, 2006 and 64.4%, compared to the three month period ending December 31, 2006. Quarterly gross profit benefited from a favorable change in our revenue mix towards services which we report on a net revenue basis, rather than on a gross revenue basis.

The reported results exclude, for the period ending March 31, 2006, an approximate one month period prior to the Company’s acquisition of 100% of SendTec Acquisition Corp., which occurred on February 3, 2006. As such, the results of operations for the period ending March 31, 2006 reflect only two months of reported activity for SendTec Acquisition Corp. Additionally, comparative results of operations for 2006 and 2007 reclassify all operating activities for the Company’s RelationServe Access and Friendsand subsidiaries as discontinued operations as a result of the disposal of these businesses in June of 2006.

“These results demonstrate the forward thinking of SendTec and reflect its operational mix of strong core competencies in both Direct Response Television and Search Engine Marketing,” said Paul Soltoff, Chairman and CEO of SendTec. Soltoff also commented, “Now, more and more people understand that search engines are a very material channel for consumers to respond to all advertising, online and offline. SendTec’s Search-Centricsm strategic positioning is clearly resonating with the market and has defined our approach and success in the marketplace. This continues to translate into strong quarter over quarter growth in our gross profit and gross profit margin.”

Soltoff further added, “To enhance long term value for the Company and its stockholders, we are actively pursuing and evaluating alternatives to seek to improve the Company’s capital structure resulting from SendTec’s merger in February 2006.”

About SendTec, Inc.

SendTec, Inc. is a Search-Centricsm, multi-channel marketing company, deploying traditional agency resources as well as innovative technology solutions for the benefit of ROI-minded advertisers. SendTec is widely recognized for integrating and optimizing online and offline marketing campaigns, most of which leverage SendTec’s expertise in Search Engine Marketing and Direct Response Television. SendTec is headquartered in St. Petersburg, Florida, with an office in New York City and account representatives across the U.S. For more information, go to www.sendtec.com.

Caution Concerning Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation reform Act of 1995: Forward-looking statements often are proceeded by words such as “believes”, “expects”, “may”, “anticipates”, “plans”, “intends”, “assumes”, “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. SendTec’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. The statements that are not historical facts contained in this press release are “forward-looking statements” that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, change in marketing services mix, adoption of new accounting and reporting methods to report on our various marketing services offerings, development of new products or services, the effectiveness, probability and marketability of such products and services, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.